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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Douglas Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

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Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Douglas Dynamics, Inc.:

        On behalf of our Board of Directors, you are cordially invited to attend our 2018 annual meeting of stockholders, which will be held on Tuesday, May 1, 2018, at 2:00 p.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, for the following purposes:

  1.
  Election of two persons to our Board of Directors to hold office until the 2021 meeting of stockholders;

  2.
  Advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

  3.
  Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018; and

  4.
  Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Our Board of Directors has fixed the close of business on March 9, 2018 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting. A proxy statement and proxy card are enclosed. Whether or not you expect to attend our annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote within 10 days prior to the annual meeting, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote on the compensation of our named executive officers.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 1, 2018. The Douglas Dynamics, Inc. proxy statement for the 2018 Annual Meeting of Stockholders and the 2017 Annual Report to Stockholders are available at http://ir.douglasdynamics.com/index.cfm.

By order of the Board of Directors,

Sarah C. Lauber Chief Financial Officer and Secretary

Milwaukee, Wisconsin
March 29, 2018

PROXY STATEMENT
FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 1, 2018
ATTENDANCE AND VOTING MATTERS

        Douglas Dynamics, Inc. ("we", "our", "us" or "Company"), a Delaware corporation, is mailing this proxy statement and the accompanying form of proxy to stockholders in connection with a solicitation of proxies by our Board of Directors ("Board") for use at our 2018 annual meeting of stockholders to be held on Tuesday, May 1, 2018 at 2:00 p.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, and all adjournments or postponements thereof ("Annual Meeting"), for the purposes set forth in the attached Notice of 2018 Annual Meeting of Stockholders. Our common stock is listed on the New York Stock Exchange LLC ("NYSE") under the symbol PLOW.

Voting at Our Annual Meeting

        Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

        You may arrange to vote your shares by proxy or by mail following the instructions in the form of proxy card. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, (iii) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and (iv) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the items noted above, our Board has no knowledge of any other matters to be presented for action by our stockholders at the Annual Meeting.

Who Can Vote and the Number of Votes You Have

        Only holders of record of our common stock at the close of business on March 9, 2018 ("Record Date") are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 22,700,991 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

        Participants in the Douglas Dynamics, L.L.C. 401(k) Plan (the "401(k) Plan") who have allocated amounts to the common stock fund in that Plan are entitled to instruct the trustee of the 401(k) Plan how to vote shares allocated to their accounts. To the extent participants do not provide timely directions to the trustee on how to vote the shares allocated to their accounts, the trustee will vote the shares with respect to which proper direction has not been received in the same proportion as those shares for which proper direction has been received.

Required Vote

        Proposal 1:    Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a "plurality" of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to "withhold authority," by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

        Proposal 2:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the advisory vote on compensation of our named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        Proposal 3:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018. Consequently, broker non-votes will have no effect on approval of these matters, but abstentions will act as a vote against their approval.

        A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. Our assistant corporate secretary will serve as the inspector of election for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors or with respect to the advisory vote on the compensation of our named executive officers) will count toward the quorum requirement. For purposes of the election of directors, abstentions will have the same effect as votes withheld. For purposes of the advisory vote on the compensation of our named executive officers and the proposal to ratify our independent registered accounting firm, abstentions will have the same effect as votes against.

 ELECTION OF DIRECTORS
(Proposal 1)

        Our Board currently consists of six members. Our Board is divided into three classes for purposes of election. The director or directors in one class are generally elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. The directors elected at our Annual Meeting will hold office for a three-year term expiring at our 2021 annual meeting of stockholders and until his successor is duly elected and qualified. Other than the two directors who are nominated for election at our Annual Meeting, our other directors are not up for election this year and will continue in office for the remainder of their terms.

        As of the date of this proxy statement, each of the nominees for election has indicated that he is able and willing to serve as a director. However, if some unexpected occurrence should require our Board to substitute some other person or persons for one or more of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate or candidates, or not voted, will be voted for another nominee or nominees selected by our Board.

Nominees for Election at the Annual Meeting

        The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. Each of the nominees is currently a director of our Company.

Director Nominees for Terms Expiring in 2021

        James L. Packard, 75, has been serving as a director since 2010. He served as President of Regal-Beloit Corporation, a manufacturer of mechanical and electrical products, from 1980 until 2006, as Chief Executive Officer and Chairman of the Board from 1986 until 2005, and as Chairman of the Board through 2006, when he retired. Mr. Packard currently serves on the Board of Directors ABC Supply Co. Inc., First National Bank & Trust Company of Beloit and Center 1 Bancorp Inc. Mr. Packard also has previous board experience on the Board of Governors of the American Stock Exchange, the Boards of Directors of Gehl Company, Elco Corporation, Clarcor Inc. and The Manitowoc Company, Inc., and numerous manufacturing industry boards and associations. Mr. Packard's qualifications to serve on our Board of Directors include his more than 27 years of experience in senior management of a publicly-traded company, his experience as the chief executive officer of a manufacturing company and his many years of service on boards of directors and committees.

        Kenneth W. Krueger, 61, has been serving as a director since 2011. He also has served as Chairman of The Manitowoc Company, Inc., a capital goods manufacturer, since March 2016. Previously, he served as interim Chairman, President and Chief Executive Officer of The Manitowoc Company, Inc. from October 2015 through March 2016 and as a director and Chairman of the Audit Committee for that company from 2004 until October 2015. He also has served as a director of Albany International Corp., a global advanced textiles and materials processing company, since December 2016. From May 2006 until August 2009, Mr. Krueger was the Chief Operating Officer of Bucyrus International, Inc., a global mining equipment manufacturer headquartered in South Milwaukee, Wisconsin. Mr. Krueger also served as Bucyrus International, Inc.'s Executive Vice President from December 2005 until May 2006. Prior to joining Bucyrus International, Inc., Mr. Krueger was Senior Vice President and Chief Financial Officer of A. O. Smith Corporation, a global manufacturer of water heaters in Milwaukee, Wisconsin, from August 2000 until June 2005. Mr. Krueger's qualifications to serve on our Board of Directors include his leadership experience at a publicly traded company and his background in the manufacturing industry as a member of the senior management team at a global manufacturer of mining equipment.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOREGOING NOMINEES FOR ELECTION AS A DIRECTOR.

Directors Remaining in Office Until 2019

        Margaret S. Dano, 58, has been serving as a director since 2012. She also has served as a member of the board of directors and the governance and compensation committees of Neenah Paper Inc. (NYSE: NP) since April 2015 and recently retired as the chairman of the board of directors of Superior Industries International, Inc. (NYSE: SUP), a designer and manufacturer of aluminum road wheels for sale to original equipment manufacturers, where she served as lead director since 2010 and as a member of the board of directors since 2007. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. Before joining Honeywell, Ms. Dano served in executive or management roles with Avery Dennison Corporation, Black & Decker Corporation and General Electric Corporation. Ms. Dano has been a member of the board of directors of Industrial Container Services, a provider of reusable container solutions in the United States, since 2011, and currently serves as lead director and as a member of the compensation committee. She has served on the board of directors and the audit, compensation and governance committees of Fleetwood Enterprises, Inc., and on the board of directors and as lead director and chair of the compensation committee of Anthony International Equipment Services Corp. Ms. Dano's qualifications to serve on our Board of Directors include her leadership experience at publicly traded manufacturing companies and her background in the manufacturing industry as a member of senior management teams with responsibility for global operations.

        Donald W. Sturdivant, 57, has been serving as a director since 2010. Since September 2016, he has served as an operating partner with Snow Phipps Group, LLC, a private equity firm investing in middle market companies. Mr. Sturdivant previously served as the Chief Executive Officer of Fleetpride, Inc., an independent distributor of parts for heavy duty trucks and trailers, from June 2015 until April 2016. He previously served from February 2009 until March 2015 as Chief Executive Officer of Marietta Corporation, a manufacturer of hotel amenities for hotel chains in North America and provider of contract manufacturing to consumer packaged goods companies in both the personal care and household care markets. Prior to becoming Chief Executive Officer of Marietta Corporation, Mr. Sturdivant was Executive Vice President of Graphic Packaging International, Inc., a provider of paperboard packaging products to multinational food, beverage and other consumer products companies, from March 2008 until December 2008. He served as Senior Vice President, Consumer Packaging Division, of Graphics Packaging International, a predecessor to Graphic Packaging International, Inc., from 2003 to 2006, and as President, Performance Packaging Division, of Graphic Packaging Corporation, a predecessor to Graphic Packaging International, from 1999 to 2003. Mr. Sturdivant also was Chief Operating Officer of Altivity Packaging Corporation, another predecessor to Graphic Packaging International, Inc. from August 2006 to March 2008. Mr. Sturdivant's qualifications to serve on our Board of Directors include his leadership experience at several publicly held corporations and his background in the manufacturing industry as a member of senior management at a number of manufacturing companies.

Directors Remaining in Office Until 2020

        James L. Janik, 61, has been serving as our President and Chief Executive Officer and Director since 2004 and became our Chairman of the Board in 2014. Mr. Janik also served as President and Chief Executive Officer of Douglas Dynamics Incorporated, the entity that previously operated our business, from 2000 to 2004. Mr. Janik was Director of Sales of our Western Products division from 1992 to 1994, General Manager of our Western Products division from 1994 to 2000 and Vice President of Marketing and Sales from 1998 to 2000. Prior to joining us, Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc., a custom extruder of thermoplastic materials, for two years. During the 11 prior years, Mr. Janik held a number of key marketing, sales and production management positions for John Deere Company. Mr. Janik's qualifications to serve on our Board of Directors include his 23 years of experience at our Company, including his 17 years of experience as our and Douglas Dynamics Incorporated's President and Chief Executive Officer, as well as his depth of experience at businesses affected by weather-related seasonality. This experience, comprehensive knowledge of the snow and ice control equipment industry, and inside perspective of the day-to-day operations of the Company provides essential insight and guidance to our Board of Directors.

        James D. Staley, 68, has been serving as a director since 2010 and as our Lead Independent Director since our 2014 Annual Meeting. He retired in 2008 after more than 35 years of service with Roadway Express, Inc. ("Roadway"), a motor freight carrier company, and its successor company, YRC Worldwide, Inc. ("YRC"), a North American transportation service provider, which acquired Roadway in 2003. Mr. Staley joined Roadway in 1971 and during his years of service with that company and its successor company, YRC, served as Chief Executive Officer of the Regional Transportation Division of YRC from 2006 to 2007, President and Chief Executive Officer of the Roadway Division of YRC from 2004 to 2005, and in various management positions for Roadway from 1971 to 2003, including Vice President of the Northeastern Division from 1993 to 1994, Vice President of Operations from 1994 to 1998, and President and Chief Executive Officer of Roadway from 1998 to 2003. Mr. Staley currently serves on the Board of Directors of Roadrunner Transportation Systems, Inc. Mr. Staley's qualifications to serve on our Board of Directors include his leadership experience at a publicly held company and his background in the transportation industry as a member of senior management of a transportation service provider.

CORPORATE GOVERNANCE

Board Leadership Structure

        Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Our bylaws and Corporate Governance Guidelines provide us with the flexibility to combine or separate these roles, and our Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in different individuals or in the same individual depending on our Board's judgment as to the best interests of our Company. In the circumstance where the responsibilities of the Chief Executive Officer and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board of Directors will designate a Lead Independent Director from among the independent directors to preside over the executive sessions of the non-employee directors.

        Currently, our Board believes it is in the best interests of our Company for the roles of Chairman and Chief Executive Officer to be combined and to appoint a Lead Independent Director from among our independent directors. Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our company, streamlines accountability for our performance and facilitates our Board's efficient and effective functioning. Further, our Board believes that Mr. Janik, our President and Chief Executive Officer, is the person best qualified to serve as our Chairman in light of his extensive experience and qualifications within our industry and in-depth knowledge of our markets and customer base. Our Board also believes that having Mr. Janik serve as both our President and Chief Executive Officer and our Chairman will allow him to leverage the information gained from both roles to lead our Company most effectively.

        Mr. Staley has served as our Lead Independent Director since 2014. Mr. Staley was selected for this position because of his service on our Board since 2010, his leadership experience at a publicly held company and his background in the transportation industry as a member of senior management of a transportation service provider.

        Our Lead Independent Director's responsibilities, as set forth in our Corporate Governance Guidelines, include:

  •
  presiding at all meetings of the Board of Directors in the event of the absence of the Chairman of the Board;

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  presiding at all executive sessions of the independent directors;

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  serving as a liaison between the Chairman of the Board and the independent directors;

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  facilitating information flow and communication among the directors, including approving (i) agendas for meetings of the Board of Directors, (ii) scope of information being provided to the directors and (iii) meeting schedules, to ensure allotted time is sufficient for discussion; and

  •
  being available for consultation and direct communication with major stockholders if requested by such stockholders.

        Our Lead Independent Director also has the authority to call meetings of the independent directors.

Risk Management and Oversight

        Our full Board of Directors oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for our company generally, assesses the specific risks we face and reviews the steps taken by management to manage those risks.

        While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is also responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board of Directors. Pursuant to the Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Board Meetings

        Our Board held six meetings in 2017 and the non-management directors of our Board met in executive session six times in 2017. Each of the directors currently serving on our Board attended at least 75% of the aggregate of the number of meetings of the Board held in 2017 and the total number of meetings held by each committee of the Board on which such director served during the period in which the director served on the Board or the applicable committee in 2017. We strongly encourage our directors to attend the annual meeting of stockholders each year. All of our directors attended the annual meeting of stockholders in 2017.

Corporate Governance and Independent Directors

        Our Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available, free of charge, on our website, www.douglasdynamics.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission ("SEC").

        The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE. An "independent" director is a director who meets the NYSE definition of independence, as determined by the Board. Pursuant to the Guidelines and the requirements of the NYSE, the Board has affirmatively determined by resolution that none of Messrs. Staley, Packard, Sturdivant or Krueger or Ms. Dano has any material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

Communications with the Board

        Interested persons may contact any individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending a written communication to the Company's Corporate Secretary at Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, Wisconsin 53223. Each communication should specify the applicable addressee or addressees as well as the general topic of communication. The Board has instructed the Corporate Secretary to review such correspondence and, in her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate. Concerns about questionable accounting or audit matters or possible violations of the Company's Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available on our website (www.douglasdynamics.com).

Board Committees

        Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our website (www.douglasdynamics.com).

  Audit Committee

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant and Krueger and Ms. Dano, and is chaired by Mr. Krueger. Our Board has determined that Mr. Krueger is an "audit committee financial expert" as defined by the SEC. This committee is generally responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; evaluation of our independent registered public accounting firm's qualifications, independence and performance; review and approval of the scope of our annual audit and audit fee; review of our critical accounting policies and estimates; review of the results of our annual audit and our quarterly consolidated financial statements; and oversight of our internal audit function. The Audit Committee met four times during 2017.

        In accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and the listing standards of the NYSE, all of our Audit Committee members are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE.

  Compensation Committee

        The Compensation Committee is comprised of Messrs. Staley, Packard, Sturdivant and Krueger and Ms. Dano, and is chaired by Mr. Sturdivant. This committee is generally responsible for oversight of our overall compensation structure, policies and programs; review and approval of the compensation programs applicable to our executive officers; administering, reviewing and making recommendations with respect to our equity compensation plans; and reviewing succession planning for our executive officers. The Compensation Committee met four times during 2017. In accordance with the listing standards of the NYSE, all of our Compensation Committee members are independent within the meaning the listing standards of the NYSE.

        Our Compensation Committee's role and duties are set forth in the Compensation Committee's charter. Among other things, the Compensation Committee has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

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  assess whether our compensation structure establishes appropriate incentives for management and employees;

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  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

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  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

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  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

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  approve stock option and other stock incentive awards for executive officers;

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  review and approve the design of other benefit plans pertaining to executive officers;

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  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

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  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

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  review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board of Directors based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

  •
  determine and recommend to our Board of Directors a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the "say on pay" vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

  •
  oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay; and

  •
  review and oversee risks associated with our compensation policies and practices.

        Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of no fewer than two members of the Compensation Committee. In 2016, the Compensation Committee maintained such a subcommittee consisting of Messrs. Staley, Packard and Krueger and Ms. Dano and delegated to it certain responsibilities of our Board of Directors and the Compensation Committee with respect to equity-based awards to and transactions with our officers intended to be exempt from Section 16(b) of the Exchange Act and to perform other duties delegated from time to time by our Board of Directors or the Compensation Committee. Each of Messrs. Staley, Packard and

Krueger and Ms. Dano meets the requirements to be considered a "non-employee director" within the meaning of Section 16 of the Exchange Act. In 2017, the Compensation Committee elected to disband this subcommittee after determining that no member of the Compensation Committee had been involved in a related party transaction with the Company, and, as a result, equity-based awards to and transactions with our officers intended to be exempt from Section 16(b) of the Exchange Act could be approved by the full Compensation Committee without the need for a separate subcommittee.

        The Compensation Committee has not delegated its authority as it relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not currently play a direct role in determining the amount or form of executive officer or director compensation. Our Chief Executive Officer and Chief Financial Officer, however, attend meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our executive officers (other than themselves) and assist the Compensation Committee in evaluating the performance of our executive officers (other than themselves).

        The Compensation Committee has the authority under its charter to retain, obtain the advice of and terminate compensation consultants, outside counsel, other experts and other advisors to assist it. It may, however, select such advisors only after taking into consideration all factors relevant to the advisors' independence from management, including those specified in the NYSE Listed Company Manual. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and we provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to advisors retained by the Compensation Committee.

        The Compensation Committee has engaged an independent compensation consultant, Frederic W. Cook & Co, Inc. ("FW Cook"), to provide advice in connection with its decisions regarding executive compensation, as described in further detail under "Executive Compensation—Compensation Discussion and Analysis." In 2017, the Committee engaged FW Cook to provide advice in connection with its consideration of potential changes to our short-term and long-term incentive plans and to provide advice to our Nominating and Corporate Governance Committee in connection with its consideration of potential changes to the compensation of our independent directors, resulting in the changes described below under "Executive Compensation—Compensation Discussion and Analysis—Director Compensation". The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook's work for the Compensation Committee does not raise any conflict of interest. Except for these engagements, the Compensation Committee did not otherwise retain a compensation consultant for purposes of determining executive officer and director compensation for 2017, and FW Cook did not provide any other services to our company.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is comprised of Messrs. Staley, Packard, Sturdivant and Krueger and Ms. Dano, and is chaired by Ms. Dano. This committee is generally responsible for recruiting and retaining qualified persons to serve on our Board of Directors, including proposing such individuals to our Board of Directors for nomination for election as directors; evaluating the performance, size and composition of our Board of Directors; establishing procedures for the consideration of Board of Director candidates recommended by the Company's stockholders; assessing the independence of each member of our Board of Directors; reviewing the compensation of directors for service on our Board of Directors and its committees and recommend to the full Board changes in compensation; and overseeing our compliance activities. The Nominating and Corporate Governance Committee met four times during 2017.

        The Nominating and Corporate Governance Committee identifies nominees for director based upon suggestions by non-employee directors, management members or stockholders. The selection criteria for membership on our Board include, at a minimum, the following: (i) personal and professional ethics and integrity; (ii) specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a publicly-traded company; (iii) financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; (iv) educational background; and (v) whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of experience, opinion and occupational and personal backgrounds on the Board.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Corporate Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at 7777 N. 73rd Street, Milwaukee, WI 53223, directed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by stockholders for our 2019 annual meeting of stockholders must be received by us no later than January 31, 2019 and no earlier than January 1, 2019.

Policies and Procedures Governing Related Person Transactions

        Our Board has adopted written policies and procedures regarding related person transactions. These policies and procedures require the review and approval of all transactions involving us or any of our subsidiaries and a related person in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (ii) a related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity) prior to entering into such transaction.

        For purposes of the policy, related persons include our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. In reviewing such transactions, the policy requires our Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including the extent of the related person's interest in the transaction and whether the relationship should be continued or eliminated. In determining whether to approve a related party transaction, the standard applied by the Audit Committee is whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and whether or not a particular relationship serves the best interest of our company and our stockholders. In addition, the policy delegates to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

        Effective February 20, 2018, Andrew Dejana became an executive officer of the Company. In 2016, we entered into lease agreements at the time of the close of the Dejana acquisition with parties that are affiliated with the former owners of Dejana and are still employed by the Company post-acquisition, including Mr. Dejana. The related parties continue to own certain land and buildings where the Company conducts business. We paid $1,796,000 in lease payments to Mr. Dejana and parties related to Mr. Dejana in the year ended December 31, 2017.

        Additionally, the Dejana purchase agreement includes contingent consideration in the form of an earnout capped at a maximum of $26,000,000. Under the Dejana purchase agreement, the former owners of Dejana, including Mr. Dejana, are entitled to receive payments contingent upon the revenue growth and financial performance of the Dejana business for the years 2016, 2017 and 2018. Based on the results of the Dejana business for the year ended December 31, 2016, the possible range of outcomes was reduced to a maximum earnout of $21,487,000. We made an earnout payment to the former owners of Dejana, including Mr. Dejana, of $5,487,000 in the year ended December 31, 2017. The earnout agreement was amended on September 20, 2017 to extend the earnout measurement periods for an additional two years, namely the fiscal years ended December 31, 2019 and December 31, 2020, with the potential for the former owners of Dejana to earn up to 50% of the remaining earnout payments unearned based on the original earnout targets and measurement periods.

        The Audit Committee ratified these payments to Mr. Dejana, and approved in advance expected payments of $2,200,000 to Mr. Dejana and parties related to him in 2018, prior to the time that Mr. Dejana was elected to serve as an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

        There were no transactions since December 31, 2016 to which we have been a party in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

        The following table sets forth the beneficial ownership of our common stock as of the Record Date (or such other date as is indicated) by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date (or such other date). Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percent
BlackRock, Inc.(1)	1,439,822	6.3%
Capital World Investors(2)	1,440,000	6.3%
Dimensional Fund Advisors LP(3)	1,359,862	6.0%
JPMorgan Chase & Co.(4)	2,747,442	12.1%
Mawer Investment Management Ltd.(5)	1,194,531	5.3%
Wells Fargo & Company(6)	1,367,925	6.0%

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2018, which reports sole voting power for 1,391,238 shares and sole dispositive power for 1,439,882 shares.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2018.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 9, 2018, which reports sole voting power for 1,292,052 shares and sole dispositive power for 1,359,862 shares.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on January 19, 2018, which reports sole voting power for 2,513,359 shares and sole dispositive power for 2,747,442 shares.

(5)
Based on information contained in a Schedule 13G filed with the SEC on February 17, 2018.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2018, which reports sole voting power for 57,164 shares, shared voting power for 320,035 shares, sole dispositive power for 57,164 shares and shared dispositive power for 1,310,761 shares.

Executive Officers and Directors

        The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our current named executive officers (see "Compensation Discussion and Analysis" below), and by all of our current directors and executive officers as a group.

Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percentage of Class
James L. Janik	274,364	1.2%
Robert L. McCormick	126,193	*
Sarah Lauber	8,449	*
Keith Hagelin	85,921	*
Mark Adamson	68,225	*
Jonathon Sievert	13,008	*
James L. Packard(1)	31,408	*
James D. Staley	21,908	*
Donald W. Sturdivant	21,179	*
Kenneth Krueger	19,347	*
Margaret S. Dano	17,338	*
All current directors and executive officers as a group (12 persons)	692,505	3.1%

*
Denotes ownership of less than 1%.

(1)
Includes shares held by the James L. and Nancy J. Packard Revocable Trust of 2007.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        We are home to some of the most trusted brands in the industry and are a premier North American manufacturer and up-fitter of commercial work truck attachments and equipment. Our portfolio of products and services is separated into two segments: First, the work truck attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the work truck solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

        We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the snow and ice control equipment industry for light trucks. Our senior management team, consisting of six officers in 2017, has an average of approximately seventeen years of weather-related industry experience and an average of over eleven years with our Company. James Janik, our Chairman, President and Chief Executive Officer, has been with us for over 24 years and has served as our President and Chief Executive Officer since 2000, and through his strategic vision we have been able to expand our distributor network and grow our market leading position. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executive officers as well as to motivate management to maximize performance while building stockholder value.

        Our named executive officers for 2017 were James L. Janik, our President and Chief Executive Officer; Robert McCormick, who we promoted from Executive Vice President and Chief Financial Officer to Chief Operating Officer during 2017; Sarah Lauber, who we hired in 2017 to succeed Robert McCormick as our Chief Financial Officer and Secretary; Keith Hagelin, President, Commercial Snow & Ice; Mark Adamson, Executive Vice President, Commercial Snow & Ice; and Jonathon Sievert, who was promoted to the position of President, Municipal Snow & Ice in 2017.

2017 Say on Pay Vote

        In May 2017 (after the 2017 executive compensation actions described in this Compensation Discussion and Analysis section had taken place), we held an advisory stockholder vote on the compensation of our named executive officers at our annual stockholders' meeting. Consistent with the recommendation of our Board of Directors, our stockholders approved our executive compensation, with more than 96% of votes cast in favor. The Compensation Committee considered these voting results and, consistent with the strong vote of stockholder approval they represented, elected not to undertake any material changes to our executive compensation programs in response to the outcome of the vote.

Developments Affecting 2017 Compensation

        We did not make significant changes to our compensation programs in 2017. The primary actions that we took in 2017 with respect to the compensation of our named executive officers were the following:

  •
  The Compensation Committee made decisions regarding the base salaries of each of our named executive officers.

  •
  The Compensation Committee established performance goals and target awards under our annual incentive plan ("Annual Incentive Plan"). In 2017, the Compensation Committee decided, for the first time, to base payouts under our Annual Incentive Plan to some of our named executive officers solely upon the performance of one of our business reporting units, rather than on the performance of our business as a whole. We made this change to better align such executives' pay with the performance of the business reporting unit that is within such executives' control.

  •
  The Compensation Committee made annual grants of performance share units and time-vesting restricted stock units under our 2010 Stock Incentive Plan ("2010 Stock Plan").

Other Highlights of Our Compensation Programs

        We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our Company, including, in addition to the examples listed above, the following:

  •
  The key components of our compensation program for our named executive officers for 2017 were base salary, annual cash incentive awards under our Annual Incentive Plan, long-term incentive awards under our long-term equity program and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites.

  •
  We pay for performance, offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow.

  •
  We set compensation programs to focus our named executive officers on both our short and long-term Company performance by providing a mix of both short and long term compensation in the form of our Annual Incentive Plan and our equity compensation program.

  •
  We do not provide "single trigger" change of control severance, which means that, for an executive officer to receive severance benefits under an employment agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer's employment.

  •
  Our equity compensation plan does not permit repricing of stock options without stockholder approval.

  •
  We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

  •
  We do not guarantee salary increases or bonuses for our executive officers.

Objectives of our Compensation Programs

        We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        We compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Role of the Compensation Committee and Management in the Compensation—Setting Process

        Our Compensation Committee's role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee's charter. Among other things, the Compensation Committee has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

  •
  assess whether our compensation structure establishes appropriate incentives for management and employees;

  •
  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

  •
  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

  •
  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

  •
  approve stock option and other stock incentive awards for executive officers;

  •
  review and approve the design of other benefit plans pertaining to executive officers;

  •
  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

  •
  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

  •
  review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board of Directors based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

  •
  determine and recommend to our Board of Directors a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the "say on pay" vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

  •
  oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay;

  •
  review and oversee risks associated with our compensation policies and practices; and

  •
  select consultants or other advisors only after taking into consideration all factors relevant to that person's independence from management.

        Our Chief Executive Officer recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled "Annual Incentive Plan" below. Our Chief Executive Officer also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by the Compensation Committee.

Role of Benchmarking in the Compensation—Setting Process

        The Compensation Committee has periodically engaged FW Cook, an independent compensation consultant, to assist it in setting pay levels for our executive officers. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook's work for the Compensation Committee does not raise any conflict of interest.

        During 2017, the Compensation Committee engaged FW Cook to conduct a competitive review of target direct compensation levels (which consists of base salary, target annual incentive compensation and target long-term incentive compensation) for the following positions, in light of the Company's increased size and scope of operations resulting from our acquisition of Dejana Truck and Utility Equipment in 2016 (the "Dejana Acquisition"): Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and President, Commercial Snow and Ice. For this review, FW Cook considered peer group data from a group of 15 peer companies as well as broader survey data from a 2016 national general industry survey. The 15 peer companies were selected for this review based on their reasonable comparability to our Company in terms of size, industry and scope of operations following the Dejana Acquisition. For size-related screens, the focus was on ensuring that the peer group was appropriate from both revenue and market capitalization perspectives because we believe that these two metrics are most strongly correlated to compensation levels. The peer companies (the "2017 Peer Group") were the following:

• Actuant Corporation	• Kadant Corporation
• Aegion Corporation	• Lindsay Corporation
• Alamo Group Inc.	• Lydall Corporation
• Arctic Cat, Inc.	• Modine Manufacturing
• CECO Environmental Corp.	• RBC Bearings Incorporated
• ESCO Technologies	• Sun Hydraulics Corporation
• Federal Signal Corp.	• Supreme Industries Inc.
• Hurco Companies, Inc.

        We based compensation levels in 2017 for Mr. Janik, Mr. McCormick, Ms. Lauber, and Mr. Hagelin on the review of total direct compensation conducted by FW Cook in 2017 described above and on the collective experience of the members of our Board of Directors, Compensation Committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives. We did not engage FW Cook to conduct a review of the competitiveness of Mr. Adamson's and Mr. Sievert's compensation in 2017. In setting their compensation levels, we relied on the collective experience of the members of our Board of Directors, Compensation Committee, and our Chief Executive Officers.

        In addition to the target direct compensation competitive review described above, the Compensation Committee also engaged FW Cook in 2017 to conduct a review of our Annual Incentive Plan and Long Term Equity Program designs compared to our peer companies. The Compensation Committee considered the results of such review in making the change to our Long Term Equity Program for 2018 described below under "—Updates to Our Long Term Equity Program for 2018."

Elements of Executive Compensation

        The key components of our compensation program for our named executive officers for 2017 were base salary, annual cash incentive awards under our Annual Incentive Plan, long-term equity incentive awards under our 2010 Stock Plan and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the named executive officers who deliver strong performance.

Base Salary

        We pay our named executive officers a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each executive (including Ms. Lauber, who we hired in August 2017) was initially established through arm's-length negotiations at the time the individual was hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. We followed a similar process when establishing Mr. Sievert's salary at the time he was promoted to an executive officer in early 2017. In setting Ms. Lauber's initial base salary, we also considered the results of FW Cook's 2017 competitive review.

        In 2017, our Chief Executive Officer conducted a review of the base salaries of Mr. McCormick, Mr. Hagelin, and Mr. Adamson for potential increases and recommended changes to the Compensation Committee for its final determination. The Compensation Committee also reviewed the base salaries of Mr. McCormick and Mr. Hagelin in light of the competitive review of target total direct compensation levels conducted by FW Cook in 2017 as described above under "—Role of Benchmarking in the Compensation-Setting Process." Generally, the Compensation Committee considers salaries within +/– 15% of median peer group levels to be competitive, but in some circumstances considers a higher salary level necessary to offer competitive compensation.

        Based on the Compensation Committee's review and our Chief Executive Officer's recommendations, in early 2017, the Compensation Committee approved the following merit-based base salary increases, effective March 1, 2017: a 10% base salary increase for Mr. McCormick, 3.5% increase for Mr. Hagelin, and a 3% increase for Mr. Adamson. Each of these increases was in line with our budgeted guidelines for salary increases for salaried employees. In addition, in connection with Mr. McCormick's promotion to Chief Operating Officer in August, the Compensation Committee approved an additional 16.7% base salary increase in recognition of his new title and additional responsibilities. With respect to Mr. Janik, the Compensation Committee decided, effective March 1, 2017, to increase his base salary by approximately 13.9%, based on the FW Cook's 2017 review of total direct compensation, which indicated that Mr. Janik's base salary was below market based on the size of our Company following the Dejana Acquisition. Our named executive officers' annual base salaries for 2017 after these increases, and after Ms. Lauber's hiring in August 2017, were as follows:

Executive	2017 Annual Base Salary
James Janik	$630,000
Robert McCormick	$450,000
Sarah Lauber	$360,000
Keith Hagelin	$289,515
Mark Adamson	$279,822
Jonathon Sievert	$230,000

        The amount of base salary that we actually paid to each of our named executive officers in 2017 can be found in the "Salary" column of the Summary Compensation Table below. Note that the amount of base salary that we actually paid to each named executive officer in 2017 is less than the amount shown in the table above because, in the case of Ms. Lauber, she was not hired until August 2017, and in the case of the other named executive officers, their base salary increases became effective after January 1, 2017.

Annual Incentive Plan

        Our named executive officers, as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of certain performance targets approved by the Compensation Committee. These performance objectives are designed to link management's focus with overall Company objectives by providing the executive an opportunity to earn additional short-term compensation. We emphasize variable compensation to provide an opportunity for total annual compensation for our named executive officers to exceed what the Compensation Committee believes, based on its members' and our Chief Executive Officer's collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of compensation for similarly situated executives in the event of superior performance.

        The 2017 performance metrics under the Annual Incentive Plan for all of our named executive officers were operating income and free cash flow, weighted 70% and 30%, respectively. However, Mr. Hagelin's and Mr. Adamson's payouts for 2017 were based solely on the performance of our commercial business reporting unit, and Mr. Sievert's payout was based solely on our municipal business reporting unit. The payouts for Mr. Janik, Mr. McCormick, and Ms. Lauber were based on consolidated business results.

        Historically, operating income has always been a component under the Annual Incentive Plan and has always been weighted 70%. This weighting reflects the Compensation Committee's belief that any incentive compensation should be driven principally by the Company's profitability. Our management is given discretion to recommend what performance metric or metrics will comprise the remaining 30% of the annual bonus opportunity. This allows our management to select a metric or metrics that reflect the current focus of our business, which are then submitted by the Chief Executive Officer to the Compensation Committee for approval. Management's decision to recommend free cash flow for 2017 was based on its use of free cash flow as a primary measure of our profitability and our ability to pay dividends and its view that free cash flow is influenced to a lesser degree by factors below the operating profit level than some other performance measures. Our Chief Executive Officer has a target bonus level of 100% of his base salary. Each other named executive officer has a target bonus level of 75% of his or her annual base salary. The total payout under the Annual Incentive Plan was subject to an overall cap of 150% of annual salary for our Chief Executive Officer and 125% of annual base salary for each other named executive officer. These target potential payment levels were at or above the 75th percentile of the 2016 Peer Group for all of our executive officers, but these potential payment levels were based on what the Compensation Committee believed, based on its members' and our Chief Executive Officer's (except with respect to his own Annual Incentive Plan payout) collective experience, business judgment and experiences in recruiting and retaining executives, to be a competitive level of annual incentive compensation to provide appropriate incentives and retention. See below for a detailed discussion of our performance metrics and the calculation of payouts for 2017.

        For the year ending December 31, 2017, we paid out the following bonuses as a percentage of base salary to each of our named executive officers, except that Ms. Lauber's payout was pro-rated to reflect that she was employed by us for only a portion of 2017:

Name	Payout Based On:	Total Bonus Paid (as a % of base salary)	% Bonus Paid Based on Operating Income	% Bonus Paid Based on FCF
James Janik	Consolidated Business	74.6%	39.2%	35.4%
Robert McCormick	Consolidated Business	57.3%	29.4%	27.9%
Sarah Lauber	Consolidated Business	57.3%	29.4%	27.9%
Keith Hagelin	Commercial Reporting Unit	70.1%	47.4%	22.7%
Mark Adamson	Commercial Reporting Unit	70.1%	47.4%	22.7%
Jonathon Sievert	Municipal Reporting Unit	26.7%	0.0%	26.7%

        The operating income metric, as defined in the Annual Incentive Plan, measures the degree by which actual operating income performance exceeds or falls short of baseline operating income. Actual operating income is defined as earnings before interest, taxes, depreciation and amortization less depreciation, plus other expense, adjusted for non-recurring expenses, as approved by the Compensation Committee. Baseline operating income is set annually by the Compensation Committee. For 2017, the Compensation Committee set the baseline operating income targets under the Annual Incentive Plan based on historical trends and assumptions recommended by management. Specifically, in setting the 2017 baseline targets, we assumed average snowfall, increasing truck sales and a slight improvement in overall economic conditions. For 2017, the baseline operating income targets and actual operating income (calculated according to the Annual Incentive Plan) were as follows:

	Target	Actual
Consolidated Business	$106.3 million	$83.0 million
Commercial Reporting Unit	$80.1 million	$76.2 million
Municipal Reporting Unit	$14.8 million	$10.1 million

        As a result, based on 2017 performance and the 70% weighting, the payout for the operating income component of the annual incentive plan was 39.2% of annual base salary for our Chief Executive Officer (whose payout was based on our consolidated business results), 29.4% of annual base salary for Mr. McCormick and Ms. Lauber (whose payouts were based on our consolidated business results) 47.4% for Mr. Hagelin and Mr. Adamson (whose payouts were based on our commercial reporting unit results) and 0.0% for Mr. Sievert (whose payout was based on our municipal reporting unit results).

        The adjusted operating income that we used for purposes of determining the achievement of the operating income target under the Annual Incentive Plan was different than the actual operating income for our consolidated business as reported in our financial statements. To arrive at the metric used under the Annual Incentive Plan, we adjusted our GAAP operating income by adding back amortization, stock-based compensation and other legal and consulting expenses, and deducted Arrowhead operating income and the impacts of purchase accounting. We performed similar adjustments to determine the achievement of the operating income targets for each of our commercial and municipal reporting units.

        The following table sets forth the calculation of the 39.2% of base salary payout based on operating income component for our Chief Executive Officer (dollars in millions):

Comparison of Actual to Target Operating Income
Baseline Operating Income Target	$106.3
Adjusted Operating Income per Annual Incentive Plan	$83.0
Percentage Below Target	21.9%
Effect on Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	70.0%
Payout Below Target Level Due to 21.9% Performance	30.8%
Actual Operating Income Payout	39.2%

        The following table sets forth the calculation of the bonus payouts based on the operating income component for our other named executive officers (dollars in millions):

	Consolidated Business	Commercial Reporting Unit	Municipal Reporting Unit
Comparison of Actual to Target Operating Income
Baseline Operating Income Target	$106.3	$80.1	$14.8
Adjusted Operating Income per Annual Incentive Plan	$83.0	$76.2	$10.1
Percentage Below Target	21.9%	4.9%	31.8%
Effect on Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	52.5%	52.5%	52.5%
Payout Below Target Level Due to Performance	23.1%	5.1%	52.5%
Actual Operating Income Payout (as a % of base salary)	29.4%	47.4%	0.0%

        Our free cash flow ("FCF") is defined as cash generated by operating activities, less net cash used in investing activities, adjusted for non-recurring items, as approved by the Compensation Committee. If the target FCF was achieved, then the target FCF bonus would be earned. If FCF was below the threshold goal, then no FCF bonus would be earned. If FCF was higher than target, then the payout increases linearly, subject to the overall Annual Incentive Plan cap of 150% of base salary for our Chief Executive Officer, and 125% of base salary for each of our other named executive officers. The following table sets forth our threshold and target FCF goals and actual FCF performance for 2017:

	Threshold	Target	Actual
Consolidated Business	$13.5 million	$53.4 million	$59.9 million
Commercial Reporting Unit	$13.5 million	$52.5 million	$52.9 million
Municipal Reporting Unit	$1.4 million	$2.0 million	$3.5 million

        The following table sets forth the reconciliation between 2017 actual FCF as reported in our financial statements and FCF for our consolidated business as adjusted for non-recurring items for purposes of the Annual Incentive Plan (in millions):

FCF per Financial Statements	$58.8
Adjustments
Arrowhead FCF	$1.1
Adjusted FCF Used for Annual Incentive Plan	$59.9

        The following table sets forth the calculation of the 35.4% of base salary payout based on the FCF component for our Chief Executive Officer (dollars in millions):

Comparison of Actual to Target FCF
FCF Target	$53.4
Actual FCF	$59.9
Surplus FCF Over Target	$6.5
Effect on FCF Bonus Level
Payout at Target (Reflecting 30% Weighting)	30.0%
Increase Due to Surplus	5.4%
Actual FCF Payout	35.4%

        The following table sets forth the calculation of the base salary payout based on the FCF component for our other named executive officers (dollars in millions):

	Consolidated Business	Commercial Reporting Unit	Municipal Reporting Unit
Comparison of Actual to Target FCF
FCF Target	$53.4	$52.5	$2.0
Actual FCF	$59.9	$52.9	$3.5
Surplus FCF Over Target	$6.5	$0.4	$1.5
Effect on FCF Bonus Level
Payout at Target (Reflecting 30% Weighting)	22.5%	22.5%	22.5%
Increase Due to Surplus	5.4%	0.3%	4.2%
Actual FCF Payout	27.9%	22.8%	26.7%

        In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our named executive officers.

        The Compensation Committee has the right to review and approve payouts made under the Annual Incentive Plan. The Compensation Committee reviewed the results of the Annual Incentive Plan prior to bonus payments in March 2018 after the completion of the audit of our 2017 results. The Compensation Committee has the authority to modify, suspend or terminate the Annual Incentive Plan at any time.

Long Term Incentive Compensation

  Equity-Based Compensation

        Stock Incentive Plans.    We introduced the 2004 Stock Incentive Plan (the "2004 Stock Plan") in April 2004 and the 2010 Stock Plan in May 2010. The 2010 Stock Plan, which is administered by the Compensation Committee, enables us to grant equity awards to our key employees, including our named executive officers, and our non-employee directors. It replaced the 2004 Stock Plan, which served a similar purpose but currently governs only awards that were granted prior to our adoption of the 2010 Stock Plan. No further awards will be made under the 2004 Stock Plan. We adopted these plans because we believe that long term performance is achieved through an ownership culture that rewards and encourages long term performance by our named executive officers though the use of stock-based awards. We sought and obtained stockholder approval of certain provisions of the 2010 Stock Plan and our Annual Incentive Plan at the 2014 annual meeting of stockholders for purposes of permitting qualifying compensation awarded under the plans to be qualified as performance-based compensation under Section 162(m) of the Code, as discussed below under "—Tax Deductibility."

        Long Term Equity Program.    The Compensation Committee established our current long-term incentive program for our executive officers beginning in 2013. Under this program, we make annual grants of performance share units and time-vesting restricted stock units to our executive officers under our 2010 Stock Plan. The Compensation Committee decided to implement our long-term incentive program because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and in view of its goal for long-term compensation of furthering four key objectives:

  •
  Pay for Performance:  Emphasize variable compensation that is linked to our performance, as measured by our profitability and free cash flow, in an effort to generate and reward superior corporate performance

  •
  Alignment of Interests:  Use free cash flow as the key performance metric, linking executives' incentive goals with the interests of our stockholders

  •
  Long-Term Success:  Support and reward executives for consistent performance over time and achievement of our long-term strategic goals

  •
  Retention:  In a seasonal business model with potential dramatic swings in profitability, attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage

        The Compensation Committee determines the target aggregate value of stock-based awards to grant to each of our named executive officers as a percentage of the executive officer's base salary. For 2017, the Compensation Committee increased Mr. Janik's target award value to 150% of base salary because FW Cook's 2017 report relating to Chief Executive Officer compensation showed that Mr. Janik's long term incentive value was below market compared to other companies of similar size. For Mr. McCormick, Mr. Hagelin and Mr. Adamson, the Compensation Committee kept their target grant value the same as in 2016 based on its belief that their total direct compensation was at a competitive level. Upon Ms. Lauber's hire, the Compensation Committee set her target grant value at 75% of base salary. However, due to an unusual run-up in stock price between Ms. Lauber's date of hire in August and the date her award was granted in November, the Compensation Committee actually awarded her a target grant value equal to 93% of base salary so as to provide her with the same number of shares that she would have received if the grant had been made on her date of hire. The Compensation Committee increased Mr. Sievert's grant value upon his promotion to an executive officer in recognition of his increased responsibilities.

        The target aggregate value of stock-based awards as a percentage of base salary for 2017 were as follows, except that Ms. Lauber's target grant value was pro-rated to reflect that she was only employed by us for a portion of 2017.

James Janik	150%
Robert McCormick	100%
Sarah Lauber	93%
Keith Hagelin	75%
Mark Adamson	75%
Jonathon Sievert	50%

        The Compensation Committee chose the mix of performance-vested versus time-vested stock grants based on the Company's historical mix of 40% retention and 60% performance share units, which mix was influenced in part by the Committee's recognition of the inherent snowfall-related performance volatility of the Company's business.

        Performance Share Units.    The performance share units granted in 2017 made up 60% of the total long-term incentive award opportunity for our named executive officers. The target number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date. The threshold, target and maximum number of performance share units subject to these awards for our named executive officers were as follows:

Name	Threshold	Target	Maximum
James Janik	—	14,754	25,819
Robert McCormick	—	6,232	16,012
Sarah Lauber	—	1,718	2,577
Keith Hagelin	—	3,473	8,655
Mark Adamson	—	3,624	9,309
Jonathon Sievert	—	2,045	3,067

        The performance goal for the performance share units granted in 2016 was the sum of target cumulative free cash flow ("FCF") for each single year during the 2014-2016 performance period. Our FCF is defined as cash generated by operating activities, less net cash used in investing activities, adjusted for non-recurring items, as approved by the Compensation Committee. The target cumulative FCF for 2015, 2016 and 2017 was $36.5 million, $46.6 million, and $53.4 million, respectively. The sum of these, which constituted the target level performance goal for the performance share units, was $136.5 million. The threshold level of cumulative FCF for the performance share units was $63.2 million. The maximum level of cumulative FCF for the performance share units was $183.5 million. If our actual cumulative FCF for 2015-2017 met or exceeded $63.2 million, then the threshold number of performance share units would be earned. If our actual cumulative FCF for 2015-2017 met or exceeded $136.5 million, then the target number of performance share units would be earned. If our actual cumulative FCF for 2015-2017 met or exceeded $183.5 million, then the maximum number of performance share units would be earned.

        Any performance share units earned based on our cumulative FCF performance are subject to additional time-vesting, as follows: one-third of the earned units were vested on the last day of the performance period, two-thirds of the earned units will vest on the first anniversary of the last day of the performance period and the remaining one-third of the earned units will vest on the second anniversary of the performance period.

        Our cumulative FCF for 2015-2017, as adjusted for non-recurring items and approved by the Compensation Committee, was $165.9 million, or 121.5% of target. As a result, the following number of performance share units were earned, subject to continued time-vesting as described above:

Name	Actual
James Janik	21,667
Robert McCormick	8,178
Sarah Lauber	2,254
Keith Hagelin	4,557
Mark Adamson	4,756
Jonathon Sievert	2,683

        Time-Vesting Restricted Stock Units.    The time-vesting restricted stock units made up the remaining 40% of the total long-term incentive award opportunity for our named executive officers and vests ratably over the three years following the grant date, contingent on continued employment. The number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date.

Updates to Our Long Term Equity Program for 2018

        In November 2017, the Compensation Committee approved changes to our Long Term Equity Program to better align our grant practices with respect to performance-based equity with market practice. Historically, including in 2017, we granted our named executive officers a number of performance share units based on two years of historic financial performance and one year of forward-looking financial performance. For example, in 2017, the number of performance share units that our named executive officers earned was based on our performance over the three year performance period 2015-2017. Then, following the end of the performance period, the performance share units would be subject to an additional two years of time-based vesting requirements, such that our performance share units that we granted in 2017 will not vest until 2019. Beginning with the grants made in March 2018, the performance period and vesting period for our performance share units will coincide. For example, the performance share units that we granted during March 2018 will vest based on our achievement of performance goals over the 2018-2020 performance period, and will be paid out, if earned, shortly after the end of the cumulative performance period. Our Compensation Committee also made changes to the cumulative performance metrics used for our performance share unit grants, moving from 100% free cash flow to 50% earnings per share and 50% return on net assets.

Other Compensation

        In addition to their base salaries and awards under incentive plans described above, our named executive officers receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2017, we matched 20% of a participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan. We also made an automatic contribution of 3% of pay to all participants' accounts in the 401(k) plan. Beginning in 2013, we added a Company stock fund to the 401(k) plan allowing employees to direct up to 20% of their 401(k) account balance into the fund.

        The named executive officers were eligible to participate in the Douglas Dynamics, L.L.C. Salaried Pension Plan on the same basis as our other salaried employees during 2017. Effective as of January 1, 2012, the Douglas Dynamics, L.L.C. Salaried Pension Plan was frozen as to non-grandfathered participants (those with less than five years of service) and the benefit formula was reduced for grandfathered participants (those with five or more years of service). As a result of these changes, the tax-qualification rules under the Code applicable to this Plan will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Plan. In response to this limitation, in November 2011, we adopted a new deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), in which our named executive officers are eligible to participate, to serve in part as a vehicle to provide replacement benefits to these executive officers. The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2017 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. We expect to make similar contributions in the future. The amounts that we contributed to the accounts of our named executive officers in 2017 having such an actuarial value are set forth in the column titled "All Other Compensation" in the "Summary Compensation Table." The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance-based compensation, although our Board of Directors has not authorized such deferrals at this point in time. For further description of the Deferred Compensation Plan, please see below under "—Narrative Disclosure to Non-Qualified Deferred Compensation for 2017 Table."

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or may be available to our other executive employees, including any health insurance or health care plan, disability insurance, vacation and sick leave, and other similar plans. In addition, our named executive officers also receive supplemental life, long-term disability coverage and reimbursement for executive physicals. Other than the supplemental life and long-term disability coverage described in this paragraph, our named executive officers received no perquisites in 2017. None of our named executive officers received reimbursement for executive physicals in 2017.

Severance and Change of Control Arrangements

        Messrs. Janik, McCormick, Hagelin, and Adamson and Ms. Lauber are parties to employment agreements. Under each of these employment agreements, the named executive officer is eligible for severance benefits consisting of base salary continuation (ranging from twelve to 24 months), paid COBRA coverage for twelve months and accelerated vesting of a portion of the executive's then outstanding stock options if his employment is terminated by us without cause or if the executive resigns due to a material breach by us. Additionally, Mr. Janik and Ms. Lauber are entitled to receive a pro-rated portion of his or her annual bonus under the Annual Incentive Plan if his or her employment is terminated for any reason other than a termination by us for cause or resignation other than for a material breach.

        We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view these benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time.

        Additionally, in the event of a change of control (as defined in the option award agreements), all of the unvested options held by Messrs. Janik and Adamson would become fully vested. Please refer to the discussion below under "—Potential Payments upon Termination or Change of Control" for a more detailed discussion of our severance and change of control arrangements.

Stock Ownership Guidelines

        One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our Company is an effective means to accomplish this objective. In 2013, our Board of Directors approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non-employee directors are expected to satisfy within five years. The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Non-Employee Directors	3x Cash Portion of Annual Retainer

        Newly appointed executive officers and non-employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non-employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.

Compensation Recovery Policy

        In March 2016, we adopted a compensation recovery policy pursuant to which certain incentive-based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. The incentive-based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any measures that are derived wholly or in part from such measures, or stock price or total shareholder return. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be promulgated by the SEC.

Anti-Hedging Policy

        Because certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts involve the establishment of short positions in our securities and limit or eliminate the ability to profit from an increase in the value of our securities, we maintain a policy prohibiting our executive officers and directors from engaging in any hedging or monetization transactions involving our securities.

Tax Deductibility

        In designing our 2017 compensation program, the Compensation Committee considered the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, and took steps to try and reduce the impact of the limits imposed by Section 162(m). Section 162(m) generally limits the amount of compensation that a publicly held corporation may deduct in any one year with respect to certain executive officers to $1 million. However, certain qualifying performance-based compensation approved by stockholders was historically not subject to this deduction limit. To reduce the impact of the $1 million deduction limit, the Compensation Committee had previously adopted a policy that, where reasonably practicable, it would seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limits of Section 162(m), though it reserved the discretion to authorize compensation payments that did not comply with the performance exemptions in Section 162(m) if it believed that such payments were appropriate to attract and retain executive talent. As such, we sought and obtained stockholder approval of certain provisions of the 2010 Stock Plan and the Annual Incentive Plan at the 2014 Annual Meeting for purposes of permitting qualifying compensation awarded under the plans to be qualified as performance-based compensation under Section 162(m) of the Code and thus fully deductible.

        As a result of changes made by the Tax Cuts and Jobs Act, starting with our 2018 fiscal year, only performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the $1 million deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements, including awards granted under our 2010 Stock Plan or Annual Incentive Plan after November 2, 2017, will count towards the $1 million deduction limit, even if performance-based. However, the Compensation Committee will continue to authorize compensation in excess of the $1 million deduction limit if it believes such payments are appropriate to attract and retain executive talent.

Summary Compensation Table for Fiscal Year Ended December 31, 2017

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
James Janik	2017	$618,164	$1,014,384	$470,189	$160,424	$96,559	$2,359,720
President and	2016	$553,011	$924,042	$697,639	$82,173	$104,111	$2,360,976
Chief Executive Officer	2015	$534,310	$882,117	$794,162	—	$121,816	$2,332,405
Robert McCormick	2017	$402,429	$414,389	$257,972	$73,090	$68,246	$1,216,126
Chief Operating Officer	2016	$350,432	$450,421	$354,465	$36,027	$67,797	$1,259,142
(former Chief Financial Officer)	2015	$338,582	$429,970	$418,582	—	$73,812	$1,260,946
Sarah Lauber	2017	$117,692	$143,014	$68,105	$—	$11,069	$339,880
Chief Financial Officer and
Secretary(6)
Keith Hagelin	2017	$279,657	$230,933	$202,950	$140,752	$76,485	$930,777
President,	2016	$260,425	$251,005	$263,409	$104,098	$74,885	$953,822
Commercial Snow & Ice	2015	$251,618	$239,606	$311,069	—	$83,722	$886,015
Mark Adamson	2017	$278,586	$240,946	$196,155	$67,340	$62,252	$845,279
Executive Vice President,	2016	$271,662	$261,859	$274,791	$33,606	$57,189	$899,107
Commercial Snow & Ice	2015	$262,475	$249,971	$324,492	—	$67,366	$904,304
Jonathon Sievert	2017	$226,331	$135,912	$61,410	$31,305	$27,745	$482,703
President, Municipal Snow & Ice

(1)
Reflects salary amounts actually paid during the year indicated.

(2)
Reflects the grant date fair value of stock awards as determined pursuant to Accounting Standards Codification ("ASC") Topic 718. See Note 12, Stock-based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The amount includes awards that are subject to performance conditions, valued at the grant date based upon the probable outcome of such conditions, as follows: Mr. Janik—$728,011; Mr. McCormick—$274,781; Ms. Lauber—$94,893 Mr. Hagelin—$153,115; Mr. Adamson—$159,802; and Mr. Sievert—$90,149. The value of these awards at the grant date assuming that the highest level of performance conditions would be achieved is as follows: Mr. Janik—$867,518; Mr. McCormick—$314,093; Ms. Lauber—$108,492; Mr. Hagelin—$175,022; Mr. Adamson—$182,650; and Mr. Sievert—$103,051.

(3)
Reflects the actual payouts for the 2017, 2016 and 2015 Annual Incentive Plan, respectively.

(4)
The changes in pension plan value for 2015 were as follows: Mr. Janik—($15,775); Mr. McCormick—($12,086); Mr. Hagelin—($24,478); and Mr. Adamson—($4,103). Because these amounts are negative numbers, we have treated them as zero for purposes of the Summary Compensation Table in keeping with SEC requirements. There were no above-market or preferential earnings on nonqualified deferred compensation in 2017.

(5)
Reflects Company contributions to the 401(k) plan, Company contributions to the Douglas Dynamics Nonqualified Deferred Compensation Plan and the cost of executive physicals and Company-paid insurance premiums. See table below.

Name	401(k) Contribution	Contribution to Deferred Compensation Plan	Company Paid Insurance Premiums	Total All other Compensation
James Janik	$10,800	$56,533	$29,226	$96,559
Robert McCormick	$10,800	$40,119	$17,327	$68,246
Sarah Lauber	$2,492	$—	$8,577	$11,069
Keith Hagelin	$10,800	$54,462	$11,223	$76,485
Mark Adamson	$10,800	$39,335	$12,117	$62,252
Jonathon Sievert	$9,967	$15,634	$2,144	$27,745

(6)
Reflects pro-rated compensation as executive commenced employment in August 2017.

 Grant of Plan-Based Awards in Year 2017

								All Other Stock Awards: Number of Shares of Stock or Units(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Grant Date Fair Value of Stock Awards(4)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James Janik	3/2/2017	—	—	—	—	14,754	25,819	—	$728,011
	3/2/2017	—	—	—	—	—	—	8,523	$286,373
		$0	$630,000	$945,000	—	—	—	—	—
Robert McCormick	3/2/2017	—	—	—	—	6,232	9,348	—	274,781
	3/2/2017	—	—	—	—	—	—	4,155	$139,608
		$0	$337,500	$562,500	—	—	—	—	—
Sarah Lauber	11/02/2017	—	—	—	—	1,718	2,577	—	$94,893
	11/02/2017	—	—	—	—	—	—	1,143	$48,120
		$0	$270,000	$450,000	—	—	—	—	—
Keith Hagelin	3/2/2017	—	—	—	—	3,473	5,209	—	$153,115
	3/2/2017	—	—	—	—	—	—	2,316	$77,818
		$0	$217,136	$361,894	—	—	—	—	—
Mark Adamson	3/2/2017	—	—	—	—	3,473	5,436	—	159,802
	3/2/2017	—	—	—	—	—	—	2,415	$81,144
		$0	$209,867	$349,778	—	—	—	—	—
Jonathon Sievert	3/2/2017	—	—	—	—	2,045	3,067	—	$90,149
	3/2/2017	—	—	—	—	—	—	1,362	$45,763
		$0	$172,500	$287,500	—	—	—	—	—

(1)
Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the Annual Incentive Plan for 2017 with the following explanations:

•
Threshold (0%)—a minimum level of performance is required to begin earning an incentive. Thus, if these minimum thresholds are not met, the payout is $0.

•
Target (100% of annual base salary for our CEO, 75% for the other named executive officers)—the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels as determined by the plan.

•
Maximum (150% of annual base salary for our CEO, 125% for the other named executive officers)—per the plan documentation, the indicated maximum payout percentage of base salary has been established.

(2)
Represents performance shares granted under our 2010 Stock Incentive Plan in March 2017. The number of shares that were earned based on our achievement of specified cumulative free cash flow objectives over the performance period from January 1, 2015 to December 31, 2017 were as follows: Mr. Janik, 21,667; Mr. McCormick, 8,178; Ms. Lauber, 2,254; Mr. Hagelin, 4,557; Mr. Adamson, 4,756; and Mr. Sievert, 2,683. These shares are subject to a requirement of continued service and will vest at a rate of one-third on each of December 31, 2018, December 31, 2019 and December 31, 2020.

(3)
Represent grants of shares subject to ratable vesting in three annual installments beginning March 6, 2018.

(4)
Represents grant date fair value as calculated pursuant to ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2017 and Grants of Plan-Based Awards in Year 2017 Table

        Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2017 and Grants of Plan-Based Awards for Year 2017 Table reflect the terms of employment agreements between us and certain of the named executive officers.

        James L Janik.    We are a party to an employment agreement with Mr. Janik entered into on March 30, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Janik with 90 days' notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $270,000 per year, subject to annual increase at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Janik's salary has been increased periodically, most recently to $630,000 in 2017. In addition, pursuant to his employment agreement, Mr. Janik is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2017 Mr. Janik was eligible to receive an annual performance bonus of up to 150% of his base salary.

        Robert L. McCormick.    We are a party to an employment agreement with Mr. McCormick entered into on September 7, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. McCormick with 90 days' notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $195,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. McCormick's salary has been increased periodically, most recently to $450,000 in 2017. In addition, pursuant to his employment agreement Mr. McCormick is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2017 Mr. McCormick was eligible to receive an annual performance bonus of up to 125% of his base salary.

        Sarah Lauber.    We are party to an employment agreement with Ms. Lauber entered into on August 28, 2017. The agreement remains effective until we give or are provided by Ms. Lauber with 60 days of notice of termination. The agreement provides for an initial base salary of $360,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. In addition, Ms. Lauber is eligible to receive an annual performance bonus of up to 75% of her base salary and an annual equity award grant with a target value equal to 75% of her base salary (though, as discussed in"—Long Term Equity Program," Ms. Lauber actually received in 2017 an annual equity award grant with a target value equal to 93% of her base salary). Both Ms. Lauber's performance bonus and annual equity award were pro-rated for 2017 to reflect the portion of the 2017 calendar year that she was employed by us.

        Keith Hagelin.    We are party to an employment agreement with Mr. Hagelin entered into on June 14, 2010. The agreement remains effective until we give or are provided by Mr. Hagelin with 90 days of notice of termination. The agreement provides for an initial base salary of $215,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Hagelin's salary was increased to $269,540 in 2017. In addition, pursuant to his employment agreement, Mr. Hagelin is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2017 Mr. Hagelin was eligible to receive an annual performance bonus of up to 125% of his base salary.

        Mark Adamson.    We are a party to an employment agreement with Mr. Adamson entered into on August 27, 2007. The agreement has an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Adamson with 90 days' notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $205,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Adamson's salary has been increased periodically, most recently to $279,812 in 2017. In addition, pursuant to his employment agreement, Mr. Adamson is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2017 Mr. Adamson was eligible to receive an annual performance bonus of up to 125% of his base salary.

 Outstanding Equity Awards at Year End 2017

        The following table sets forth for each named executive officer unexercised options, unvested stock and equity incentive plan awards as of the end of 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
James Janik	74,169	(2)	$2,803,588
Robert McCormick	33,771	(3)	$1,276,544
Sarah Lauber	3,397	(4)	$128,406
Keith Hagelin	18,818	(5)	$711,320
Mark Adamson	19,633	(6)	$742,127
Jonathon Sievert	7,262	(7)	$274,504

(1)
Based on a market value as of December 29, 2017 of $37.80 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

(2)
38,550 shares will vest on March 6, 2018; 25,556 shares will vest on March 6, 2019; and 10,063 shares will vest on March 6, 2020.

(3)
17,997 shares will vest on March 6, 2018; 11,663 shares will vest on March 6, 2019; and 4,111 shares will vest on March 6, 2020.

(4)
1,132 shares will vest on March 6, 2018; 1,132 shares will vest on March 6, 2019; and 1,132 shares will vest on March 6, 2020.

(5)
10,028 shares will vest on March 6, 2018; 6,499 shares will vest on March 6, 2019; and 2,291 shares will vest on March 6, 2020.

(6)
10,463 shares will vest on March 6, 2018; 6,780 shares will vest on March 6, 2019; and 2,390 shares will vest on March 6, 2020.

(7)
3,229 shares will vest on March 6, 2018; 2,685 shares will vest on March 6, 2019; and 1,348 shares will vest on March 6, 2020.

Option Exercises and Stock Vested in Fiscal 2017

        The table below sets forth the number of shares of stock acquired upon the vesting of equity awards during 2017. There were no option exercises in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
James Janik	43,394	$1,434,172
Robert McCormick	21,152	$699,074
Sarah Lauber	—	$—
Keith Hagelin	11,788	$389,593
Mark Adamson	12,297	$406,416
Jonathon Sievert	2,404	$79,452

(1)
Amounts represent the product of the number of shares acquired on vesting and the closing market price of the shares on the vesting date.

Pension Benefits

        The following table sets forth each named executive officer's pension benefits as of the end of 2017.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James Janik	Salaried Pension	21.3	$850,748	—
Robert McCormick	Salaried Pension	9.3	$280,026	—
Sarah Lauber(2)
Keith Hagelin	Salaried Pension	18.7	$567,141	—
Mark Adamson	Salaried Pension	6.4	$163,496	—
Jonathon Sievert	Salaried Pension	3.0	$30,130	—

(1)
The number of years of credited service includes service with Douglas Dynamics L.L.C., the entity that previously operated our business. The additional years of service so recognized are 12 years for Mr. Janik and 9 years for Mr. Hagelin.

(2)
Ms. Lauber does not participate in the Salaried Pension because she was hired after we froze such plan.

        We sponsor a defined benefit plan, the Douglas Dynamics, L.L.C. Salaried Pension Plan, in which our named executive officers other than Ms. Lauber participate. Until January 1, 2012, the accrued benefit under the plan was 1.67% of final average monthly compensation multiplied by years of service (capped at 30 years) less 1.67% of monthly social security benefit multiplied by years of service (capped at 30 years). "Final average monthly compensation" is calculated based on the highest five year consecutive total compensation during the last ten years of employment. Effective January 1, 2012, benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan were frozen except for employees with five or more years of service. For employees with five or more years of service, benefits accrued on and after January 1, 2012 will be based on 1.00%, rather than 1.67%, of final average monthly compensation multiplied by years of service (capped at 30 years) less 1.00%, rather than 1.67%, of monthly social security benefit multiplied by years of service (capped at 30 years). As a result of these changes, the tax-qualification rules under the Code applicable to the plans will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan.

        Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement at age 55 with ten years of service. Reduced benefits are also available after termination with five years of service.

        The amounts in the table above reflect the actuarial present value of the named executive officer's benefits under our defined benefit plan and are determined using the interest rate and other assumptions discussed in Note 12 in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Non-Qualified Deferred Compensation for 2017

        The following table sets forth information for the year ended 2017 regarding the Douglas Dynamics Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
James Janik	$—	$56,533	$67,009	—	$426,230
Robert McCormick	$—	$40,119	$37,217	—	$292,138
Sarah Lauber	$—	$—	$—	—	$—
Keith Hagelin	$—	$54,462	$68,095	—	$592,635
Mark Adamson	$—	$39,335	$48,638	—	$313,912
Jonathon Sievert	$—	$15,634	$27,388	—	$140,475

(1)
All of the amounts shown in the "Registrant Contributions in Last FY" column are included in the "All Other Compensation" column of the "Summary Compensation Table" for the last completed fiscal year.

(2)
Includes the following amounts reported in the "Summary Compensation Table" for years prior to the last completed fiscal year: Mr. Janik—$302,688, Mr. McCormick—$214,802, Mr. Hagelin—$470,078, and Mr. Adamson—$225,939. Since Ms. Lauber and Mr. Sievert are named executive officers for the first time in 2017, no portion of the amount in this column was previously reported in the "Summary Compensation Table" for years prior to the last completed fiscal year.

Narrative Disclosure to Non-Qualified Deferred Compensation for 2017 Table

        Since 2012, we have maintained a deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Amounts deferred under the Deferred Compensation Plan during 2017 are included in the table above. We adopted the Deferred Compensation Plan in conjunction with our decision to freeze or reduce the rates of benefit accruals under the Douglas Dynamics, L.L.C. Salaried Pension Plan as described above. As a result of these changes to the tax-qualified pension plans, the tax-qualification rules under the Code applicable to the plans will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan. Accordingly, the Deferred Compensation Plan was adopted in part to serve as a vehicle to provide replacement benefits to these executive officers.

        The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2017 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. We expect to make similar contributions in the future. The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance-based compensation, although our Board of Directors has not authorized such deferrals at this point in time.

        The amounts allocated under the Deferred Compensation Plan in any year are credited to a bookkeeping account to be maintained in the name of that participant under the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are immediately and fully vested in their Deferred Compensation Plan account. Deferred Compensation Plan participants' accounts are credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the Company for corporate-owned life insurance policies that we intend to use to fund our obligations under the Deferred Compensation Plan.

        Allocations of our contributions and amounts deferred by participants under the Deferred Compensation Plan, if any, and deemed investment returns to a participant's Deferred Compensation Plan account are generally not subject to Federal income tax, and we will not receive a deduction for the amounts deferred or allocated to a participant's account, until those amounts are distributed pursuant to the Deferred Compensation Plan.

        We will distribute the balance of a participant's Deferred Compensation Plan account attributable to our contributions upon the later of the participant's separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of the participant's Deferred Compensation Plan account attributable to employee contributions upon the participant's separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution or if the participant's account balance is less than $25,000 at the time a separation from service. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the Deferred Compensation Plan. Such distributions may be made in a lump sum or in up to five installments. Although we currently intend to fund our obligations under the Deferred Compensation Plan using corporate-owned life insurance policies, our obligations to make distributions under the Deferred Compensation Plan are our general, unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness.

Potential Payments upon Termination or Change of Control

        The information below describes certain compensation and benefits to which our named executive officers are entitled in the event their employment is terminated under certain circumstances and/or a change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2017 assuming a market value of our common stock on that date of $42.45 (which was the closing sale price of a share of our common stock on December 29, 2017, the last trading day of the year) given the named executive officers' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Involuntary Termination Without Cause or Resignation Due to Material Breach

        As described above, we are a party to employment agreements with the following named executive officers: Messrs. Janik, McCormick, Hagelin, Adamson, and Ms. Lauber. Under these employment agreements, if we terminate the executive's employment without Cause (as defined below), or if the executive were to terminate his employment due to a Material Breach (as defined below) by us, the executive would be entitled to receive severance benefits consisting of base salary continuation. Under such circumstances, Mr. Janik would be entitled to 24 months of his base salary, and each of Messrs. McCormick, Hagelin, and Adamson and Ms. Lauber would be entitled to 12 months of his or her base salary, in each case paid monthly. Any unvested stock options scheduled to vest at the next applicable vesting date would vest pro-rata according to the number of months the executive was employed during the relevant vesting period. We would also continue each executive's benefits for one year at the executive's election and cost. Additionally, Mr. Janik and Ms. Lauber would also have been entitled to receive a pro-rated portion of his or her annual performance bonus for the year of termination. Severance payments would generally be subject to the executive's compliance with certain non-competition, non-solicitation and confidentiality covenants (described in more detail below) during the period severance payments are being made.

        Under each employment agreement, "Cause" means the occurrence or existence of any of the following with respect to an executive, as determined in good faith by a majority of the disinterested members of our Board of Directors: (a) a material breach by the executive of any of his material obligations under the employment agreement which remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (b) a material breach by the executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with us or any of our respective affiliates which has not been approved by a majority of the disinterested members of our Board of Directors, if in any such case such material breach remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (c) the repeated material breach by the executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving us; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any of our property; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, our Board of Directors reasonably determines renders the executive unfit to serve us as an officer or employee.

        Under each employment agreement, the executive has the right to terminate his employment if (a) we fail to perform a material condition or covenant of the employment agreement that remains uncured after an applicable cure period or (b) we repeatedly fail to perform a material condition or covenant of the employment agreement as to which at least two written notices have been given by the executive (each of clause (a) and (b), a "Material Breach"). Additionally, under Mr. Janik's employment agreement, Material Breach also includes the relocation of his principal place of performance to outside the Milwaukee, Wisconsin metropolitan area without his prior written consent.

        Each of the employment agreements contains a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicit provision that prevents the executive officer from soliciting our employees, in each case for three years after termination of employment, and a perpetual nondisclosure provision.

Termination due to Death, Disability or Retirement

        Under the employment agreements, if the executive's employment terminates due to death, Disability (as defined below) or retirement, the executive would generally not be entitled to severance benefits except as follows. In the event of an executive's death, we would be obligated to continue coverage of such executive's dependents (if any) under all benefit plans and programs for a period of six months at no charge to the dependents. Additionally, under the Annual Incentive Plan, in the event of termination due to death or Disability and, in the case of Mr. Janik, his retirement, each executive (or his beneficiaries) would be entitled to receive a prorated portion of his annual performance bonus for the year of termination. The restricted stock units that we granted to the named executive officers in March 2015, 2016 and 2017 also provide for continued vesting upon retirement after age 65 or after age 55 with ten years of service.

        Under the employment agreements, "Disability" means a disability that renders the executive unable to perform the essential functions of his position, even with reasonable accommodation, for a period of 60 consecutive days or for 90 days within any 180 day period.

Treatment of Vested Stock Options

        Under the terms of each employment agreement with Messrs. Janik and Adamson, in the event an executive's employment with us terminates for any reason, other than for Cause, he would be entitled to exercise any vested stock options held by him for a period of 180 days after the termination date, except that if Mr. Janik's employment is terminated without Cause, or due to his death, Disability or retirement, or he resigns due to a Material Breach, he has a period of 24 months to exercise any vested stock options held by him. As of December 31, 2017, neither Mr. Janik nor Mr. Adamson held any stock options.

Change of Control

        Stock Options.    Under the terms of each employment agreement with Messrs. Janik and Adamson, in the event of a change of control (as defined in the agreement), any unvested options held by the executive accelerate and become fully vested. As of December 31, 2017, neither Mr. Janik nor Mr. Adamson held any stock options.

        Restricted Stock and Restricted Stock Units.    Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then-unvested shares of restricted stock held by each of our named executive officers. Under the terms of the restricted stock unit award agreements, the vesting of then-unvested restricted stock units that are assumed or substituted in the change of control will not automatically accelerate unless the executive's employment is terminated other than for serious misconduct or the executive resigns for good reason within 24 months after the change in control. If the restricted stock units are not assumed or substituted, then vesting will be accelerated upon the change of control.

        For purposes of the 2010 Stock Plan, a "change of control" means any time (1) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (2) during any period of two consecutive years, the majority of our Board of Directors changes (other than through Board-approved appointments); (3) certain extraordinary transactions involving our Company become effective or are consummated; or (4) a sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of our business and/or assets to an unrelated third party is consummated.

        The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive's employment had terminated on December 31, 2017 and/or that a change of control had occurred on that date, and assuming that the vesting of all unvested restricted stock and restricted stock units awards was accelerated upon a change of control. No performance share units were subject to continuing performance contingencies as of December 31, 2017. The figures in the table below are based on the employment agreements in effect on December 31, 2017.

Name	Termination without cause or resignation for material breach	Termination due to death	Termination due to disability	Termination due to retirement	Change of control
James Janik
Severance	$1,305,581	—	—	—	—
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	$470,189	$470,189	$470,189
Restricted Stock and Units(1)	—	—	—	—	$2,803,588
Robert McCormick
Severance	$832,985	—	—	—	—
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	—	$257,972	$257,972	—	—
Restricted Stock and Units	—	—	—	—	$1,276,544
Sarah Lauber
Severance	$371,069	—	—	—	—
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	—	$68,105	$68,105	—	—
Restricted Stock and Units	—	—	—	—	$128,369
Keith Hagelin
Severance	$140,339	—	—	—	—
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	—	$202,950	$202,950	—	—
Restricted Stock and Units(1)	—	—	—	—	$711,320
Mark Adamson
Severance	$580,089
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	—	$196,155	$196,155	—	—
Restricted Stock and Units(1)	—	—	—	—	$742,127
Jonathon Sievert
Severance	$51,137	—	—	—	—
Dependent COBRA Coverage	—	$8,709	—	—	—
Annual Incentive Plan Bonus	—	$61,410	$61,410	—	—
Restricted Stock and Units(1)	—	—	—	—	$274,504

(1)
Based on a market value as of December 31, 2017 of $37.80 per share, which was the closing sale price of a share of our common stock on December 29, 2017, the last trading day of 2017. Includes unvested shares of restricted stock or restricted stock units that were unvested as of December 31, 2017.

Risk Assessment of our Compensation Policies and Practices

        On an annual basis, our senior management team reviews all of our compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company.

Management then reviews its findings with our Compensation Committee. Based on the most recent review in 2017, management and our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. Specifically, management and our Compensation Committee took into consideration as part of its review the fact that the compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our Company, and multiple metrics in our incentive programs that balance profitability, cash management and other key business objectives.

Pay Ratio

        As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Janik, our chief executive officer. For the year ended December 31, 2017:

  •
  the annual total compensation of our median employee was reasonably estimated to be $50,479.

  •
  the annual total compensation of Mr. Janik was $2,359,720.

  •
  Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employees is estimated to be 47 to 1.

        We identified our median employee by examining wages reported in Box 1 on Form W-2 for all individuals employed by us on December 31, 2017, whether full-time, part-time, or on a seasonable basis, except that, in reliance on the "de minimis" exemption, we excluded from our employee population any employee located in China. As of December 31, 2017, we had 11 employees located in China, which constituted less than 5% of our 1,664 total employees.

        To identify our median employee, we annualized wages for all permanent employees who were hired after January 1, 2017, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of such employee's compensation for 2017 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we then divided Mr. Janik's annual total compensation reported in the Summary Compensation Table by the annual total compensation of our median employee.

Director Compensation

        During 2017, our Nominating and Corporate Governance Committee undertook a review of our non-employee director compensation with the assistance of FW Cook and determined that our annual director compensation was below market compared to our 2017 Peer Group. Based on such review, and acknowledging that our Company has grown in size and scope of operations due to our Dejana Acquisition since the last review of non-employee director compensation in 2015, the Nominating and Corporate Governance Committee approved the following changes to our director compensation for our outside directors:

  •
  Effective May 2, 2017, increased the cash retainer fee for all outside directors from $50,000 to $60,000 per year;

  •
  Effective May 2, 2017, increased the annual Audit Committee Chair fee from $10,000 to $14,000, the annual Compensation Committee Chair fee from $6,250 to $10,000, and the Nominating and Corporate Governance Committee Chair fee to from $4,000 to $10,000;

  •
  Effective May 2, 2017, increased the cash retainer for our lead director from $2,000 to $25,000; and

  •
  Starting with the 2018 annual equity grants, increased the target grant date value of the annual equity grants for all outside directors from $65,000 to $80,000.

        The table below sets forth information regarding the compensation of our directors for 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
James L. Janik(2)	—	—	—	—	—	—	—
James D. Staley	$69,322	$64,747	—	—	—	—	$134,069
James L. Packard	$56,483	$64,747	—	—	—	—	$121,230
Donald Sturdivant	$58,278	$64,747	—	—	—	—	$123,025
Kenneth W. Krueger	$65,794	$64,747	—	—	—	—	$130,542
Margaret Dano	$58,278	$64,747	—	—	—	—	$123,025

(1)
Reflects the grant date fair value of restricted stock unit awards as determined pursuant to ASC Topic 718. See Note 12 Stock-based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. Each outside director received 1,927 restricted stock units.

(2)
Mr. Janik, our Company's President and Chief Executive Officer, is not compensated for being a director of our Company.

        The table reflects the following compensation for our outside directors in 2017:

  •
  Annual cash retainer fee for all outside directors of $54,139;

  •
  Additional retainer fee of $65,000 in the form of restricted stock units vesting on the first anniversary of the award (subject to accelerated vesting upon retirement);

  •
  Additional cash retainer fee for our lead director of $11,519;

  •
  Additional cash retainer fee for our Audit Committee chairman of $11,656;

  •
  Additional cash retainer fee for our Compensation Committee chairman of $7,803; and

  •
  Additional cash retainer fee for our Nominating and Corporate Governance Committee chairman of $6,483.

        We also reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The restricted stock units are granted on the first business day of each calendar year. The restricted stock units and the underlying shares are issued to our outside directors pursuant to our 2010 Stock Plan.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE
Donald W. Sturdivant (Chairman) James L. Packard James D. Staley Kenneth W. Krueger Margaret Dano

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

        Under legislation enacted by Congress we are required to hold a non-binding advisory stockholder vote on a resolution approving the compensation of our named executive officers, which we refer to as a "say on pay" vote. In keeping with the recommendation of our Board of Directors and the preference expressed by our stockholders in 2011, we hold a say on pay vote on an annual basis. Accordingly, we are again seeking input from our stockholders in 2018 through this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussion contained in this proxy statement. Our next advisory vote will be held in 2019.

        As indicated by the Compensation Discussion and Analysis and accompanying disclosures, executive compensation is an important matter both to us and, we believe, to our stockholders. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        As described in greater detail in the Compensation Discussion and Analysis, we compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short- and long-term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

        Our Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that stockholders vote in favor of the following resolution:

          "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement."

        The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

        As this is an advisory vote, the results of the vote will not be binding on our Board, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant and Krueger and Ms. Dano, and is chaired by Mr. Krueger. Each of Messrs. Staley, Packard, Sturdivant and Krueger and Ms. Dano are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm's services.

        The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm four times during 2017.

        The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm's judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", as amended by SAS No. 89, "Audit Adjustments" and SAS No. 90, "Audit Committee Communications", as adopted by the PCAOB, and Rule 2-07 of Regulation S-X.

        Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant's communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm's independence with management and the independent registered public accounting firm.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm, the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

        This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE
Kenneth Krueger (Chairman) James D. Staley James L. Packard Donald W. Sturdivant Kenneth Krueger Margaret S. Dano

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Proposal 3)

        Deloitte & Touche served as our independent registered public accounting firm for 2017. Previously, Ernst & Young LLP served as our independent registered public accounting firm for 2016, and had served as our independent registered public accounting firm since 2004.

        In 2016, the Audit Committee conducted a comprehensive, competitive process with multiple firms to select an independent registered public accounting firm for the fiscal year ending December 31, 2017. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP. As a result of this process, on December 20, 2016, the Audit Committee notified Ernst & Young, LLP that it would be dismissed as our independent registered public accounting firm, effective upon completion of Ernst & Young, LLP's audit of our financial statements for the fiscal year ending December 31, 2016, and appointed Deloitte & Touche LLP as our new independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to stockholder ratification, which was obtained at our 2017 Annual Meeting.

        Ernst & Young LLP's audit reports on our financial statements for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the our two most recent fiscal years ended December 31, 2017 and 2016 and through the interim period through February 28, 2018, we have not had any disagreement with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to Ernst & Young LLP's satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in their reports on our consolidated financial statements. In addition, during our two most recent fiscal years ended December 31, 2017 and 2016 and through the interim period through February 28,, 2018, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        During the our two most recent fiscal years ended December 31, 2017 and 2016 and through the interim period through February 28,, 2018, neither we nor anyone on our behalf consulted Deloitte & Touche LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by Deloitte & Touche LLP to us that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1) (v) of Regulation S-K).

        We provided Ernst & Young LLP and Deloitte & Touche LLP with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that Ernst & Young LLP or Deloitte & Touche LLP believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.

        Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

        The Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Fees billed to us by Deloitte & Touche LLP and Ernst & Young LLP for the years ended December 31, 2017 and 2016 were as follows:

Audit Fees

        The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for the audit of our 2017 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2017 were $812,213, comprised of audit fees of $762,213 and $50,000 for out-of-pocket expenses incurred in connection with auditing services. The aggregate fees billed by Ernst & Young LLP for the audit of our 2016 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2016 were $1,300,058, comprised of $1,260,000 and $40,058 for out-of-pocket expenses incurred in connection with auditing services.

Audit-Related Fees

        There were no audit-related fees billed by Deloitte & Touche LLP or Ernst & Young LLP in 2017. The aggregate audit-related fees billed by Ernst & Young LLP for 2016 were $146,495, consisting of $144,500 in financial due diligence fees related to an acquisition and $1,995 in fees for a technical accounting software subscription.

Tax Fees

        There were no fees billed for tax services by Deloitte & Touche LLP or Ernst & Young LLP for 2017 or 2016.

All Other Fees

        There were no other fees billed by Deloitte & Touche LLP or Ernst & Young LLP for 2017 or 2016.

        The Audit Committee considered the non-audit services provided by Deloitte & Touche LLP and Ernst & Young LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche LLP's and Ernst & Young LLP's independence during the period in which each served as our independent registered public accounting firm. All services performed in connection with the fees reported under the headings Audit-Related Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NYSE reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2017, our directors and named executive officers complied with all applicable Section 16(a) filing requirements, except for an inadvertent late Form 4 filed on behalf of an officer of the Company.

STOCKHOLDER PROPOSALS

        A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2019 must be received by us at our corporate offices, directed to the attention of the Corporate Secretary, no later than November 30, 2018. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 13, 2019 in the case of our 2019 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2019 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Corporate Secretary, no later than January 31, 2019 and no earlier than January 1, 2019 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Corporate Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

        We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

 OTHER MATTERS

        Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310.

 ANNUAL REPORT

        We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2017, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

By order of our Board of Directors, Douglas Dynamics, Inc.

Sarah C. Lauber Chief Financial Officer and Secretary

Milwaukee, Wisconsin
March 29, 2018

        We will furnish to any stockholder, without charge, a copy of our 2017 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310. The Form 10-K can also be viewed or requested on our website (www.douglasdynamics.com).

Douglas Dynamics, Inc.	Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and for FOR Proposal 3.

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1. Election of Directors:	For	Withhold		For	Withhold
01 - James L. Packard	☐	☐	02 - Kenneth W. Krueger	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3. The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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2018 Annual Meeting Admission Ticket

2018 Annual Meeting of

Douglas Dynamics, Inc. Stockholders

May 1, 2018, 2:00 P.M., Local Time

The Pfister Hotel

424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Douglas Dynamics, Inc.

Notice of 2018 Annual Meeting of Stockholders

The Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, WI 53202
Proxy Solicited by Board of Directors for Annual Meeting – May 1, 2018

The undersigned hereby appoints James L. Janik and Sarah C. Lauber, and either of them, each with the power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Douglas Dynamics, Inc. (“the Company”) to be held on May 1, 2018 at 2:00 p.m. local time and any adjournments or postponements thereof and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referenced in the Proxy Statement for the Annual Meeting as designated on the reverse side, and, at their discretion, upon such other matters as may properly come before the Annual Meeting.

If you own shares of the Company’s common stock through the Douglas Dynamics, L.L.C. 401(k) Plan, your vote will provide voting instructions to the trustee(s) of the plan. If no instructions are given, the trustee(s) will vote your shares as described in the Proxy Statement.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 1, 2018. The Douglas Dynamics, Inc. proxy statement for the 2018 Annual Meeting of Stockholders and the Annual Report to Stockholders are available at http://ir.douglasdynamics.com/index.cfm.